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                                                                    EXHIBIT 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kinder Morgan, Inc. of our report dated February 14, 2001, except as to the third paragraph in Note 5, which is as of May 2, 2001, relating to the financial statements and financial statement schedule, which appears in Kinder Morgan, Inc.'s Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 29, 2001 relating to the financial statements, which appear in the Annual Report of Kinder Morgan, Inc. Savings Plan on Form 11-K for the year ended December 31, 2000.



/s/ PricewaterhouseCoopers LLP

Houston, Texas
December 10, 2001